West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com
West Corporation Reports First Quarter 2007 Results
Announces Agreement to Purchase Omnium Worldwide, Inc.
Company Updates 2007 Guidance
OMAHA, NE, April 18, 2007 – West Corporation, a leading provider of outsourced communication solutions, today announced its first quarter 2007 results.
Financial Summary (unaudited)
(Dollars in millions)

	Three Months Ended
	March 31,
	2007	2006	Percent Change
Revenue	$508.6	$424.7	19.8%

Adjusted EBITDA[1]	$145.4	$107.2	35.6%

Adjusted EBITDA Margin	28.6%	25.2%

Cash Flow from Operations	$81.9	$58.2	40.8%
“We are pleased with our first quarter results,” said Thomas B. Barker, Chief Executive Officer of West Corporation. “The higher than anticipated adjusted EBITDA margin includes non-recurring interest income of $3.3 million as well as reflecting our continued emphasis on growing the most profitable parts of our business.”

[1]	See Reconciliation of Financial Measures below.

Consolidated Operating Results
For the first quarter ended March 31, 2007, revenues were $508.6 million compared to $424.7 million for the same quarter last year, an increase of 19.8 percent. Revenue from acquired entities2 accounted for $72.2 million of this increase.
Balance Sheet and Liquidity
At March 31, 2007, West Corporation had cash and cash equivalents totaling $275.6 million and working capital of $147.1 million. Stock purchase obligations of approximately $170.6 million related to the Company’s recapitalization remain outstanding and are included in current liabilities. First quarter depreciation expense was $25.1 million and amortization expense was $12.8 million. Cash flow from operating activities was $81.9 million and was impacted by interest expense of $80.2 million. Adjusted EBITDA for the first quarter was $145.4 million, or 28.6 percent of revenue. A reconciliation of adjusted EBITDA to cash flow from operating activities is presented below.
In the first quarter, the Company amended its existing term loan facility to reduce the interest rate on its term loan from 275 basis points over LIBOR to 237.5 basis points over LIBOR. The amendment also increased the size of the term loan facility by $165 million. The balance of its outstanding term loan as of March 31, 2007 was $2.259 billion.
“During the quarter, we invested $21.3 million in capital expenditures for equipment and infrastructure,” stated Paul Mendlik, Chief Financial Officer of West Corporation. “We have also been executing on our integration plans to realize the synergies we anticipate from our recent acquisitions.”
Acquisition
The Company also announced today that it has agreed to acquire Omnium Worldwide, Inc., a provider of revenue cycle management solutions to the insurance, financial services, communications and healthcare industries. The transaction is expected to close in the second quarter.
Omnium utilizes proprietary technology, data models and business processes to improve its clients’ cash flow. Omnium is a leading provider of overpayment identification and claims subrogation to the insurance industry. Omnium also has expertise in identifying and processing probate claims on behalf of credit grantors.
“The team at Omnium Worldwide has built an impressive business through the development and use of outstanding technology, proprietary workflow tools and strong client relationships. We are thrilled to be partnering with Omnium CEO Doug

[2]	Acquired entities include Raindance (acquired in April 2006) in the Conferencing segment, and Intrado (acquired in April 2006), InPulse (acquired in October 2006), CenterPost (acquired in February 2007) and TeleVox (acquired in March 2007) in the Communications Services segment.

Wilwerding and his entire organization,” stated Mr. Barker. “Omnium has created a track record of delivering consistent revenue growth with attractive EBITDA margins. Culture and strategy are closely aligned at Omnium and West and by combining the two companies we expect to establish a top-tier partner to better meet our clients’ needs and add greater diversity to our revenue.”
AT&T Revenue
During its February 1, 2007 conference call with investors, the Company stated that it expected revenue from AT&T, the Company’s largest client, to be in the mid-teens as a percentage of the Company’s total 2007 revenue. The Company now expects revenue contribution from AT&T to be approximately 13 percent of total revenue for 2007. This reduction in revenue is driven by the recent mergers within AT&T and the continued growth of West Corporation. The reduction is not related to West’s quality or performance.
2007 Guidance
As a result of the Company’s first quarter results, the Omnium acquisition and the expected reduction in revenue from AT&T, the Company now anticipates the following results for the year ending December 31, 2007. This guidance assumes no additional acquisitions or changes in the current operating environment.

	Original	Updated
	Guidance	Guidance
Revenue ($B)	$2.05 - $2.13	$2.12 - $2.18

Adjusted EBITDA ($M)	$540 - $560	$565 - $585

Cash Flow from Operations ($M)	$185 - $205	$190 - $215

Capital Expenditures ($M)	$90 - $110	$90 - $115
Conference Call
The Company will hold a conference call to discuss these topics on Thursday, April 19, 2007 at 11:00 AM Eastern Time (10:00 AM Central Time). Investors may access the call by visiting the Financials section of the West Corporation website at www.west.com and clicking on the Webcast link. A replay of the call will also be available on the website.
About West Corporation
West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies, organizations and government agencies. West helps its clients communicate effectively, maximize the value of their customer relationships and drive greater profitability from every interaction. The Company’s integrated suite of customized solutions includes customer acquisition, customer care, automated voice services, emergency communications, conferencing and accounts receivable management services.

Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of 28,000 employees based in North America, Europe and Asia. For more information, please visit www.west.com.
Forward Looking Statements
This press release contains forward looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include the ability to consummate the Omnium transaction due to the failure to satisfy conditions to the closing of the proposed transaction, West’s ability to integrate or achieve the objectives of the Omnium acquisition, West’s ability to complete future acquisitions, competition in West’s highly competitive industries, extensive regulation in many of West’s markets, West’s ability to recover on its charged-off consumer receivables, capacity utilization of West’s contact centers, the cost and reliability of voice and data services, availability of key personnel and employees, the cost of labor and turnover rates, the political, economic and other conditions in countries where West operates, the loss of any key clients, West’s ability to purchase charged-off receivable portfolios on acceptable terms and in sufficient amounts, the nature of West’s forward flow contracts, the non-exclusive nature of West’s client contracts and the absence of any revenue commitments, the possibility of an emergency interruption to West’s data and contact centers, acts of terrorism or war, security or privacy breaches of West’s systems and databases, West’s ability to protect proprietary information or technology, West’s ability to continue to keep pace with technological developments, the cost of pending and future litigation and other risk factors described in documents filed by the company with the United States Securities and Exchange Commission including West’s annual report on Form 10-K for the year ended December 31, 2006. These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

WEST CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except selected operating data)

	Three Months Ended March 31,		%
	2007	2006	Change
Revenue	$508,633	$424,738	19.8%
Cost of services	218,985	197,291	11.0%
Selling, general and administrative expenses	193,063	156,058	23.7%

Operating income	96,585	71,389	35.3%
Other expense, net	76,260	3,665	1980.8%

Income before tax	20,325	67,724	-70.0%
Income tax expense	7,408	24,084	-69.2%
Minority Interest	3,898	2,576	51.3%

Net income	$9,019	$41,064	-78.0%

SELECTED SEGMENT DATA:
Revenue:
Communication Services	$272,667	$229,429	18.8%
Conferencing	176,166	136,864	28.7%
Receivables Management	61,123	60,156	1.6%
Inter segment eliminations	(1,323)	(1,711)	-22.7%

Total	$508,633	$424,738	19.8%

Operating Income:
Communication Services	$36,298	$29,125	24.6%
Conferencing	46,698	31,037	50.5%
Receivables Management	13,589	11,227	21.0%

Total	$96,585	$71,389	35.3%

Operating Margin:
Communication Services	13.3%	12.7%	4.7%
Conferencing	26.5%	22.7%	16.7%
Receivables Management	22.2%	18.7%	18.7%

Total	19.0%	16.8%	13.1%

SELECTED OPERATING DATA ($M):
Share-based compensation expense recognized	0.3	3.6
Cash flow from operations	81.9	58.2
Revolving Line of Credit ending balance	—	161.0
Term loan facility	2,259.3	—
Senior notes	650.0	—
Senior subordinated notes	450.0	—

	Condensed Balance Sheets
	March 31,	December 31,	%
	2007	2006	Change
Current assets:
Cash and cash equivalents	$275,557	$214,932	28.2%
Trust cash	9,737	7,104	37.1%
Accounts and notes receivable, net	295,761	285,087	3.7%
Portfolio receivables, current	64,164	64,651	-0.8%
Other current assets	47,170	54,382	-13.3%

Total current assets	692,389	626,156	10.6%
Net property and equipment	289,461	294,707	-1.8%
Portfolio receivables, net	102,300	85,006	20.3%
Goodwill	1,280,737	1,186,375	8.0%
Other assets	388,954	343,612	13.2%

Total assets	$2,753,841	$2,535,856	8.6%

Current liabilities	$545,317	$497,586	9.6%
Long Term Obligations	3,371,399	3,206,590	5.1%
Other liabilities	46,761	45,279	3.3%

Total liabilities	3,963,477	3,749,455	5.7%

Minority interest	10,019	10,299	-2.7%
Class L common stock	931,150	903,656	3.0%

Stockholders’ deficit	(2,150,805)	(2,127,554)	1.1%

Total liabilities and stockholders’ equity	$2,753,841	$2,535,856	8.6%

Reconciliation of Financial Measures
The common definition of EBITDA is “Earnings Before Interest Expense, Taxes, Depreciation and Amortization.” In evaluating liquidity, we use earnings before interest expense, taxes, depreciation and amortization, share based compensation, minority interest, recapitalization transaction costs, after acquisition synergies and excluding unrestricted subsidiaries or Adjusted EBITDA. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under generally accepted accounting principles (“GAAP”). EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitution for net income, cash flow from operations or other income or cash flow data prepared in accordance with GAAP. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented as we understand certain investors use it as one measure of our historical ability to service debt. Adjusted EBITDA is also used in our debt covenants. Set forth below is a reconciliation of EBITDA and adjusted EBITDA to cash flow from operations.

	Three Months Ended March 31,
Amounts in thousands	2007	2006

Cash flow from operating activities	$81,928	$58,191
Income tax expense	7,408	24,084
Deferred income tax (expense) benefit	(6,690)	3,634
Interest expense	80,189	4,221
Minority interest in earnings, net of distributions	280	2,561
Interest income Provision for share based compensation	(310)	(3,624)
Other	(3,313)	(251)
Changes in operating assets and liabilities, net of business acquisitions	(25,044)	8,781
EBITDA	134,448	97,597
Minority interest	3,898	2,576
Provision for share based compensation	310	3,624
Recapitalization costs	4,132	2,000
Synthetic lease interest	—	413
Acquisition synergies	1,762	—
Vertical Alliance Adjustment	835	1,001

Adjusted EBITDA	$145,385	$107,211